EXHIBIT 5.1

                                   Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                         Telephone:  305.892.1122
Miami, Florida 33181                                    Facsimile:  305.892.0822

January 25, 2000

Phoenix International Industries, Inc.
1750 Osceola Drive
West Palm Beach, FL 33409

Gentlemen:

I have acted as special counsel to Phoenix International Industries, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 615,000 shares of Common Stock offered to consultants and advisors. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authorized by the corporation and, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                                      Very truly yours,

JB/jm

                                                      Joel Bernstein, Esq.